Exhibit 4.4

THIRD AMENDMENT TO THE RIGHTS AGREEMENT

AND CERTIFICATION OF COMPLIANCE WITH SECTION 27 THEREOF

THIS THIRD AMENDMENT TO THE RIGHTS AGREEMENT AND CERTIFICATION OF COMPLIANCE WITH SECTION 27 THEREOF (this “Amendment”) is made and entered into as of March 28, 2005, by and among Cisco Systems, Inc., a California corporation (the “Company”) and EquiServe Trust Company, N.A., a national banking association (the “Rights Agent”).

WHEREAS, the Company and Fleet National Bank (f/k/a BankBoston, N.A.), a national banking association (the “Predecessor Rights Agent”) have entered into that certain Rights Agreement dated as of June 10, 1998, as amended by that certain First Amendment to the Rights Agreement and Certification of Compliance with Section 27 Thereof dated as of July 27, 2000 between the Predecessor Rights Agent and the Company, and as further amended by that certain Second Amendment to the Rights Agreement and Certification of Compliance with Section 27 Thereof dated as of November 13, 2001 (collectively, the “Rights Agreement”) among the Predecessor Rights Agent, the Company and the Rights Agent, as successor rights agent;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that amending the Rights Agreement to change the Final Expiration Date to March 28, 2005 is advisable and in the best interests of the Company and its shareholders;

WHEREAS, the Company and the Rights Agent desire to permit such amendment of the Rights Agreement; and

WHEREAS, the Board has approved this Amendment as required by Section 27 of the Rights Agreement;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended by replacing the phrase “the tenth anniversary hereof” with the phrase “March 28, 2005”.

2. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board dated as of March 24, 2005, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

3. This Amendment and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by the Company, the Rights Agent, and their respective successors and permitted assigns.

4. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Third Amendment to the Rights Agreement and Certification of Compliance with Section 27 Thereof has been duly executed and delivered by the authorized officer of each party hereto as of the date first written above.

CISCO SYSTEMS, INC.

By:	/s/ Dennis D. Powell
Name: Dennis D. Powell
Title: Senior Vice President and
Chief Financial Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Michael Conner
Name: Michael Conner
Title: Managing Director

[Signature Page to Third Amendment to the Rights Agreement]

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